Exhibit 99.3

“Apple Leisure Group”

Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Consolidated Financial Statements

December 31, 2020 and 2019

Page(s)
Report of Independent Auditors	2

Consolidated Financial Statements

Consolidated Balance Sheets	3

Consolidated Statements of Comprehensive Loss	4

Consolidated Statements of Changes in (Deficit) Equity	5

Consolidated Statements of Cash Flows	6

Notes to Financial Statements	7–30

Report of Independent Auditors

The Board of Directors

Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

We have audited the accompanying consolidated financial statements of Casablanca Global Intermediate Holdings, L.P. and Subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive loss, changes in equity (deficit) and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Casablanca Global Intermediate Holdings, L.P. and Subsidiaries at December 31, 2020 and 2019, and the consolidated results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Philadelphia, PA

March 31, 2021

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Consolidated Balance Sheets

December 31, 2020 and 2019

(in thousands of dollars)	2020	2019
Assets
Current assets
Cash and cash equivalents	$222,625	$61,317
Restricted cash	31,740	70,487
Accounts receivable, net	74,657	166,984
UVC current deferred costs	18,005	17,144
Prepaid expenses and other current assets	123,255	110,205

Total current assets	470,282	426,137

Property and equipment, net	26,108	62,247

Goodwill	625,506	899,509
Intangible assets	388,758	650,872
Deferred tax assets	8,479	768
UVC long-term deferred costs	174,216	148,461
Other long-term assets	61,176	59,985

Total assets	$1,754,525	$2,247,979

Liabilities and (Deficit) Equity
Current liabilities
UVC deferred revenue	$54,553	$55,466
Customer deposits	255,095	547,640
Accounts payable and accrued expenses	443,623	370,635
Current portion of long-term debt	10,840	9,500

Total current liabilities	764,111	983,241

Long-term debt, net of current portion	1,334,465	884,970
Deferred tax liabilities	45,062	70,605
UVC deferred revenue	611,558	513,465
Other long-term liabilities	102,542	90,604

Total liabilities	$2,857,738	$2,542,885

(Deficit) equity
Members’ equity	518,898	518,898
Accumulated deficit	(1,620,504)	(818,959)
Accumulated other comprehensive income	47	1,264

Total (deficit) equity attributable to Apple Leisure Group	(1,101,559)	(298,797)
Noncontrolling interest	(1,654)	3,891

Total (deficit) equity	(1,103,213)	(294,906)

Total liabilities and (deficit) equity	$1,754,525	$2,247,979

The accompanying notes are an integral part of these consolidated financial statements.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Consolidated Statements of Comprehensive Loss

Years Ended December 31, 2020 and 2019

(in thousands of dollars)	2020	2019
Sales/revenue	$406,750	$1,089,705
Cost reimbursement	41,719	86,075

Total revenue	448,469	1,175,780

Costs and expenses
Direct cost of sales	109,777	275,201
Commissions	111,856	340,866
Reimbursable costs	44,537	88,817
General and administrative	107,423	137,745
Sales and marketing	55,773	95,950
Payroll and payroll-related	186,716	257,274
Depreciation and amortization	91,888	89,135
Impairment of intangible and long-lived assets	486,955	186,876

Total costs and expenses	1,194,925	1,471,864

Loss from operations	(746,456)	(296,084)

Interest income	1,109	2,121
Interest expense	(84,363)	(72,560)
Other income	1,381	3,499

Loss before tax (benefit) expense	(828,329)	(363,024)

Income tax (benefit) expense	(21,522)	15,989

Net loss	(806,807)	(379,013)
Less: Net loss attributable to non-controlling interest	(5,462)	(234)

Net loss attributable to Apple Leisure Group	(801,345)	(378,779)

Other comprehensive income (loss)
Change in postretirement benefit liabilities	(2,362)	—
Foreign currency translation adjustments, net of $83 and $104 attributable to non-controlling interest	1,145	(847)

Total other comprehensive income (loss)	(1,217)	(847)

Comprehensive loss attributable to Apple Leisure Group	$(802,562)	$(379,626)

The accompanying notes are an integral part of these consolidated financial statements.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Consolidated Statements of Changes in (Deficit) Equity

Years Ended December 31, 2020 and 2019

(in thousands of dollars)	Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Noncontrolling Interest	Total (Deficit) Equity
Balances at December 31, 2018	$518,898	$(440,030)	$2,111	$—	$80,979
Net loss	—	(378,779)	—	(234)	(379,013)
Other comprehensive loss	—	—	(847)	(104)	(951)
Distributions to parent	—	(150)	—	—	(150)
Issuance of noncontrolling interest	—	—	—	4,229	4,229

Balances at December 31, 2019	518,898	(818,959)	1,264	3,891	(294,906)
Net loss	—	(801,345)	—	(5,462)	(806,807)
Other comprehensive loss	—	—	(1,217)	(83)	(1,300)
Distributions to parent	—	(200)	—	—	(200)

Balances at December 31, 2020	$518,898	$(1,620,504)	$47	$(1,654)	$(1,103,213)

The accompanying notes are an integral part of these consolidated financial statements.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2020 and 2019

(in thousands of dollars)	2020	2019
Cash flows from operating activities
Net loss	$(806,807)	$(379,013)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation/amortization	91,888	89,135
Impairment of intangible assets and long lived assets	486,955	186,876
Deferred tax benefit	(33,544)	(2,443)
Non cash interest	32,101	9,396
Bad debt expense	19,716	8,092
Changes in operating assets and liabilities:
Accounts receivable	85,076	(30,431)
Prepaid expenses and other current assets	(10,572)	(15,226)
UVC deferred costs	(26,616)	(68,113)
UVC deferred revenue	97,180	167,224
Other long-term assets	(19,181)	(11,028)
Customer deposits and other liabilities	(279,860)	(6,868)
Accounts payable and accrued expenses	70,083	(10,724)

Net cash used in operating activities	(293,581)	(63,123)

Cash flows from investing activities
Capital expenditures, including internal-use software	(4,975)	(17,275)
Acquisition of businesses, net of cash and restricted cash	—	(9,909)
Investments in loans receivable	(4,792)	(3,268)

Net cash used in investing activities	(9,767)	(30,452)

Cash flows from financing activities
Principal payments on long-term debt	(9,500)	(9,500)
Debt financing proceeds	257,444	—
Debt financing fees paid	(4,210)	—
Borrowings on revolving credit facility	175,000	—
Issuance of non-controlling interest	—	3,540
(Distribution) contribution	(200)	539

Net cash provided by (used in) financing activities	418,534	(5,421)

Effect of exchange rate changes on cash	(428)	182
Net increase (decrease) in cash and cash equivalents and restricted cash	114,758	(98,814)

Cash and cash equivalents and restricted cash
Beginning of period	139,607	238,421

End of period	$254,365	$139,607

Supplemental disclosure of cash flow information
Cash paid during period for interest	$53,410	$63,242
Cash paid during period for taxes	7,262	13,870

The accompanying notes are an integral part of these consolidated financial statements.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

1.	Nature of Business

Casablanca Global Intermediate Holdings, L.P. and Subsidiaries, known as “Apple Leisure Group” (herein referred to as “the Group” or “ALG”), is a vertically integrated leisure travel company with three core businesses that generate revenue:

Vacations, which generates revenue through the offering of travel products and services under the following brands: “Apple Vacations,” “Amstar,” “Beachbound,” “Blue Sky Tours,” “Cheap Caribbean,” “Funjet Vacations,” “Funway Holidays,” and “Travel Impressions,” and the licensed brands “Southwest Vacations” and “United Vacations.” The Group’s offerings under these brands primarily include some or all of the following: air transportation provided by the Group (“charter flight”) or third-party air carriers (“scheduled air”), hotel accommodations provided by third-party resorts, travel insurance provided by either the Group or third-party insurance companies, ground transportation provided by the Group, car rental reservations and excursions provided by third parties. In addition, the Vacations business includes the operations of “Trisept Solutions,” which delivers technology solutions through its operating suite that connects agents with leading travel suppliers.

Resort Management (hereinafter referred to as “AMResorts” or “AMR”), which generates revenue through marketing and brand management of exclusive resort properties. AMResorts provides sales, marketing and brand management services for seven brands of exclusive resort properties in Mexico, the Dominican Republic, Jamaica, Costa Rica, Curaçao, Panama, and Spain: “Zoëtry Wellness & Spa Resorts,” “Secrets Resorts & Spas,” “Dreams Resorts & Spas,” “Now Resorts & Spas,” “Sunscape Resorts & Spas,” “Breathless Resorts & Spas,” “Reflect Resorts & Spas” and “Alua Hotels & Resorts” (hereinafter referred to as “Alua”). In addition to sales directly to the public through the brand website, vacation packages for these resorts are available through travel wholesale and retail agencies, including Apple Vacations, Beachbound, Cheap Caribbean, Funjet Vacations, Funway Holidays and Travel Impressions. As of December 31, 2020, AMResorts manages 71 resorts (32 in Mexico, 11 in the Dominican Republic, 18 in Spain, 4 in Jamaica, 2 in Costa Rica, 2 in Curaçao, 1 in St. Martin, and 1 in Panama).

Unlimited Vacation Club (hereinafter referred to as “UVC”), which generates revenue through the sale of memberships in a vacation club. Membership primarily entitles the member to discounted pricing for resort stays at certain AMResorts properties. Different categories of membership provide access to varying levels of benefits, including the number of free nights granted (free nights are a limited number of nights paid for by UVC), membership incentives, different categories of resort rooms, different properties, the periods during the year when the discounted stays may be used and the length of membership.

Beginning in March 2020, the COVID-19 pandemic had a significant negative impact on the Group’s results of operations, resulting from a significant increase in cancellations and a substantial decline in new bookings compared to historical activity. These impacts combined with hotel closures and travel restrictions, lead management to conclude that a substantial doubt existed concerning the Group’s ability to continue as a going concern for one year past the date of issuance of the December 31, 2019 consolidated financial statements. The substantial doubt existed solely with respect to the Group’s potential inability to satisfy a financial maintenance covenant through March 2021. When the Group obtained additional debt financing to ensure sufficient cash on hand, the existing debt covenants were revised and the financial maintenance covenant was suspended, as disclosed in Note 11. In addition, beginning in April 2020 the Group implemented cost reduction measures such as reducing headcount and reducing spending on operating costs and variable costs.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

Although the COVID-19 pandemic (“COVID-19”) continues to adversely impact the above core businesses when comparing business results to annual reporting periods before COVID-19 restrictions were implemented around the world, the Group believes that the proceeds from the 2020 debt issuances, combined with continued efforts to reduce expenses and the current cash on hand, are sufficient to meet Group obligations as they come due for at least a period of twelve months from the date of the issuance of these consolidated financial statements.

2.	Recent Accounting Policies Not Yet Adopted

Leases

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)” to increase transparency and comparability among organizations by requiring the recognition of right-of-use assets and lease liabilities on the balance sheet. The new standard is effective for private companies with fiscal years beginning after December 15, 2021, with early adoption permitted. Most prominent among the amendments is the recognition of assets and liabilities by lessees for those leases classified as operating leases under current U.S. GAAP. Under the new standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases.

In July 2018, The FASB issued ASU 2018-11, “Leases (Topic 842) - Targeted Improvements.” The update provides an additional (optional) transition method to adopt the new lease standard, allowing entities to apply the new lease standard at the adoption date. The Group expects to adopt Topic 842 following this optional transition method. Accordingly, comparative financial statements for periods prior to the date of adoption will not be adjusted.

The Group is continuing to assess all potential impacts of the standard. The Group currently believes the most significant impact is the recognition of right-of-use asset and lease liability on the Group’s Consolidated Balance Sheets related to accounting for office space operating leases.

3.	Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements have been prepared in United States dollars and in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The consolidated financial statements include the assets and liabilities used in operating the Group. The Group records non-controlling interest (which is attributable to Alua) in the Group’s consolidated financial statements to recognize the minority ownership interest in the Group’s consolidated subsidiaries. Non-controlling interest in the earnings and losses of consolidated subsidiaries represent the share of net income or loss allocated, which represent the outside ownership interests of our consolidated, non-wholly owned entities. All intercompany balances and transactions involving the Group and its wholly owned entities have been eliminated.

The financial statements of the majority of the subsidiaries comprising the Group operations outside of the United States utilize the U.S. dollar as their functional currency as all income transactions and the majority of their expense transactions occur in U.S. dollars. The financial

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

statements of these subsidiaries are re-measured to U.S. dollars with foreign currency exchange gains and losses reported within General and administrative expenses in the Consolidated Statements of Comprehensive Loss. For the years ended December 31, 2020 and 2019, such amounts totaled a gain of $2,043 and a loss of $811, respectively.

For the remaining subsidiaries in the Group whose functional currency is not the United States dollar, assets and liabilities are translated to the reporting currency using the exchange rates in effect on the Consolidated Balance Sheet dates. Equity accounts are translated at historical rates, except for the change in retained earnings during the year, which is the result of the income statement translation process. Revenue and expense accounts are translated using the average exchange rate during the period. The cumulative translation adjustments associated with the net assets of these foreign subsidiaries are recorded in accumulated other comprehensive loss in the accompanying Consolidated Statements of Changes in (Deficit) Equity.

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions about the future outcome of current transactions that may affect the reporting and disclosure of these transactions. Accordingly, actual results could differ from those estimates used in the preparation of the accompanying consolidated financial statements.

Revenue Recognition

The Group recognizes revenue upon transfer of control of the Group’s promised services in an amount that reflects the consideration the Group expects to be entitled to in exchange for those services in accordance with ASC 606. The Group excludes all taxes assessed by a government authority, if any, from the measurement of transaction prices that are imposed on the Group’s travel related services or collected by the Group from customers (which are therefore excluded from revenue).

Vacations

The Group’s Vacations business offers traditional leisure travel products and services on an individual and package basis. Travel products and services primarily include some or all of the following performance obligations: air transportation provided by the Group (“charter flight”) or third-party air carriers (“scheduled air”), hotel accommodations provided by third-party resorts, travel insurance provided by third-party insurance companies, ground transportation provided by the Group, and car rental reservations and excursions provided by third parties. The Group records revenue and cost on a gross basis for performance obligations where they are determined to be the principal in the transaction because they are primarily responsible for and control the service provided to the customer. When the supplier is determined to be primarily responsible for the service provided to the customer, the Group is determined to be acting as an agent in the transaction and revenue is recognized net of related payments to the suppliers. The Group’s travelers pay for travel prior to departing on their trip with payments recorded in customer deposits on the Consolidated Balance Sheets until the transfer of control of the related performance obligation occurs and the Group has no significant post-departure obligations, at which point the related revenue is recognized.

For certain airline, hotel and car transactions, the Group also receives fees through global distribution systems (“GDS”) that provide the computer systems through which the travel supplier

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

inventory is made available and through which reservations are booked. The Group views payments received through GDS as commissions from suppliers and record these commissions in revenue upon booking.

The Group’s Vacations business provides advertising services to travel suppliers on its consumer websites, travel agent websites, travel brochures and via other media. The Group records revenues from advertising when the service is provided.

Below is a chart summarizing the timing and presentation of revenue recognition for the various performance obligations in the Group’s Vacations business.

Vacations Performance Obligation	Presentation	Timing
Charter Flight	Gross	Departure and Return
Scheduled Air	Net	Booking
Hotel	Net	Each day of stay
Opaque Hotel*	Net	Booking
Travel Insurance provided by third parties	Net	Booking
Ground transportation provided by the Group	Gross	Departure and Return
Car rental reservations	Net	Each day of use
Excursions	Net	Day of use
Advertising revenue from suppliers	Gross	Services rendered
GDS and other supplier revenues	Gross	Services rendered

*	Opaque hotel is a nonrefundable, nonchangeable hotel transaction where the Group has no significant post-booking performance obligations.

AMResorts

AMResorts’ revenues are primarily derived from resort management services provided under the terms of contracts entered into with the resort owners. The Group has no ownership interest in the resorts that it manages but does lease certain European resort properties from the resort owners. Costs and expenses associated with the operation of the managed resorts are the responsibility of the resort owners. Accordingly, these costs and expenses are not reflected in the Group’s Consolidated Statements of Comprehensive Loss. For leased resorts, AMResorts controls the property under the lease agreement and is the principal in the transactions with resort guests and therefore revenues from resort guests are shown gross. The costs and expenses associated with the operation of leased resorts are the Group’s responsibility and are reported in the Group’s Consolidated Statements of Comprehensive Loss.

The Group’s performance obligations for managed resorts are a series of distinct services and include hotel management services, reservation services, pre-opening services and marketing services (which include a license to access AMResorts’ intellectual property, including brand names and trademarks). While the underlying activities for each performance obligation may vary from day to day, the nature of the commitments are the same each day, and the property owner can independently benefit from each day’s services. The Group receives variable consideration through the fees earned under the contracts with resort owners. The group allocates the variable revenue, subject to constraints, to the distinct services to which they relate under the prescribed variable consideration allocation guidance.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

Management and incentive fees are typically billed and collected monthly, and revenue is generally recognized as hotel management services are provided. Management fees are typically based on a percentage of the underlying resort’s revenues. Incentive fees are generally based on a percentage of the resort’s operating profits and is recognized on a monthly basis, but only to the extent the cumulative fee earned does not exceed the fee probable of being earned in the incentive period. Marketing fees are typically billed and collected monthly, based on a percentage of the underlying resort’s gross sales, and revenue is generally recognized as marketing services are provided, which is when the marketing expenses are incurred by AMResorts. AMResorts is primarily responsible for the marketing services provided and only has the right to invoice for reimbursement of actual marketing expenses incurred on behalf of the resort owner. As such, the related cost reimbursement revenues and reimbursable costs are recorded gross, in the Group’s Consolidated Statements of Comprehensive Loss. Reservation fees, which are based on a percentage of resort sales booked through the AMResorts website or call center, are recognized when the related hotel stay occurs.

The Group’s performance obligations for leased resorts consist primarily of room reservations and ancillary goods and services for which revenue is recognized when the room stay occurs or the ancillary good or service is provided to the resort guest. The transaction price for room sales, goods and other services are generally fixed and based on the respective room reservation or other agreement. On occasion, the hotel may provide the customer with a substantive right to a free or discounted good or service in conjunction with a room reservation or banquet contract (e.g., free breakfast and free room night for every four nights booked). These substantive rights are considered separate performance obligations to which a portion of the transaction price is allocated based on the estimated standalone selling prices of the good or service, adjusted for the likelihood the hotel guest will exercise the right.

UVC

UVC sells several different types and lengths of memberships and memberships may be paid in full at commencement or by making a deposit and paying the remaining balance in monthly installments over a period less than the membership term. Contracts contain transferability and assignment provisions, subject to certain events and conditions. Some contracts contain addendums that allow for the original term of a membership contract to be extended for additional terms of one, two or three times the original membership terms, without additional cost to a member.

Every UVC contract provides the member continuous access over the term of the contract to discounted pricing for vacation packages at participating resorts, with the room type, participating resorts, and availability dependent on the contract tier. Members are required to pay an annual renewal fee to continue to have access to the benefits within the contract. Every UVC contract also provides the member with initial memberships (two to five-year duration) for third-party vacation exchange services. UVC contracts may also include free hotel stays (“free nights”) for two persons, with the room type and availability dependent on the contract tier purchased, or up-front incentives, such as gifts, room upgrades or complimentary stays, added to the contract to help close a membership sale.

Each element noted in the paragraph above represents a separate performance obligation within the UVC contract. UVC is the principal for the performance obligations to provide access to discounted pricing on vacation packages and the member’s material right to renew that access

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

over the contract term. UVC is an agent for the performance obligations related to third-party vacation exchange services, free nights, and up-front incentives. UVC considers the third-party providers for its agency goods/services as separate customers and excludes the net revenues that it expects to receive for the agency services from the transaction price with the UVC member. Consideration is allocated to each performance obligation based on stand-alone selling price, when stand-alone selling price is available, or third party evidence or management’s best estimate when stand-alone price is not readily available. The net revenues for the agency goods/services provided are separately recognized by UVC when the related performance obligations are satisfied.

The Group determined that customers benefit from UVC’s stand-ready obligation to provide continuous access to discounted vacation packages evenly throughout the period in which the customer has access to the discounts (i.e. over the initial contract term and all renewal periods), and as such, recognizes the associated revenues on a straight-line basis over the expected customer life. As payments are primarily received up front with a portion financed over a maximum period of 5 years, recognizing consideration allocated to the continuous access and renewal right performance obligations over the expected customer life, which ranges from three to twenty-five years, results in significant deferred revenue balances for UVC. Net revenues for free nights are recognized when the free nights are used by the member or when the rights to use the free nights expire, whichever comes first. Net revenues for initial memberships to third-party vacation exchange services are recognized over the two- to five-year exchange membership term. Net revenues for up-front incentives, such as gifts, room upgrades, or complimentary stays, are recognized when used.

Deferred revenue that is expected to be recognized during the succeeding twelve-month period is recorded as current liabilities and the remaining portion is recorded as noncurrent on the Consolidated Balance Sheets. Included in Customer deposits are the UVC deposits received from customers because the payments made have not satisfied minimum down payment requirements to activate the contract. In addition, UVC receives payments from members in advance of the member’s discounted rate resort stays and records these amounts as Customer deposits. UVC pays the resort upon completion of the members’ stays.

Related direct costs incurred by UVC for origination of the contract, which the Group expects to recover over the life of the contract, primarily commissions, are also deferred over the same period as the corresponding revenue, resulting in deferred costs. Deferred costs are recorded in commission expense on the Consolidated Statement of Comprehensive Loss when payment for the costs has been made by UVC.

Members can upgrade their membership to a higher tier for an additional fee, or downgrade, by opting out of paying all or a portion of the remaining financed portion of the membership. Upgrades result in additional goods and services that are separable and therefore upgrades are considered cancellation of the old contract and the creation of a new contract. Downgrades do not result in additional distinct goods or services, and therefore the revised consideration is allocated to the continuing performance obligations, with an adjustment to revenue recorded on the date of downgrade for performance to date on those continuing performance obligations.

Vacations recognized revenue of $272,851 and $855,571 in 2020 and 2019, all of which was recognized at a point in time. AMR recognized revenue of $80,048 and $227,319 in 2020 and 2019, all of which was recognized over time. UVC recognized revenue of $95,570 and $92,647 in 2020 and 2019, of which $69,630 and $60,402 was recognized over time in 2020 and 2019 respectively, and the remaining amounts were recognized at a point in time.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

Sales and marketing

The Group reports sales incentives offered to potential customers and advertising expenses as Sales and Marketing. The Group expenses production costs associated with advertisements in the period in which the advertisement first takes place or for print advertising, such as brochures, ratably over the period covered by the brochure. The Group expenses the costs of communicating the advertisement (e.g., television airtime) as incurred each time the advertisement is shown. For the years ended December 31, 2020 and 2019, non-reimbursed advertising costs totaled $5,383 and $28,169, respectively, and are recorded as Sales and marketing expenses.

Fair Value Measurements

The Group follows the provisions of FASB ASC Topic 820, “Fair Value Measurements and Disclosures” for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring and non-recurring basis.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). Fair value measurements are categorized with the highest priority given to unadjusted quoted prices in active markets for identical assets or liabilities and the lowest priority given to unobservable inputs. The three levels of the fair value hierarchy are as follows:

Level 1	Assets or liabilities for which the item is valued based on quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	Assets or liabilities valued based on observable market data for similar instruments.

Level 3	Assets or liabilities for which significant valuation assumptions are not readily observable in the market; instruments valued based on the best available data, some of which is internally-developed, and considers risk premiums that a market participant would require.

The level in the fair value hierarchy within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement.

The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The fair value of long-term debt is discussed in Note 11. The carrying values of all current financial assets and current financial liabilities approximate fair values due to their short-term nature.

Cash and Cash Equivalents

The Group considers cash and all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents (excluding cash restricted contractually or as required by regulatory authorities, as defined below). The Group includes amounts due from third-party financial institutions for credit and debit card transactions as cash equivalents.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

The Group maintains cash and cash equivalent accounts at several financial institutions in several countries. The balances held in U.S. bank accounts typically exceed federally insured amounts of $250 per institution. Management believes the credit risk related to these deposits is minimal.

The Group considers cash deposited or escrowed in accordance with contractual obligations or regulatory requirements as restricted. The Group maintains restricted cash, which is invested in certificates of deposit and money market accounts, as security for purchasing card agreements and letters of credit issued for contracts executed with certain hotels and air carriers. The Group also maintains restricted cash related to its charter air contracts as U.S. Department of Transportation regulations require charter operators to escrow customer funds received related to the flights’ operations until after the flights have departed or until they are paid to the charter airlines, who in turn, escrow the funds pursuant to the regulations. At December 31, 2019, $7,803 of restricted cash was reclassified as Other long-term assets in the Consolidated Balance Sheet.

Cash and cash equivalents and restricted cash are Level 1 financial instruments. The Group invests a portion of cash into short-term interest-bearing money market funds that have a maturity of less than 90 days. Consequently, the balances are recorded in cash and cash equivalents. The funds are held with open-ended registered investment companies, and the fair value of the funds is classified as Level 1 as market available pricing information is available on an ongoing basis. The balances of cash equivalents held in money market accounts were $150,157, and $20 as of December 31, 2020 and 2019, respectively.

Accounts Receivable, Net

Accounts receivable primarily include amounts outstanding from customers for scheduled air bookings and from resorts for resort management contracts. The Group regularly evaluates the collectability of accounts receivable based on factors such as recent payment history and recognizes an allowance as considered necessary. At December 31, 2020 and 2019, the allowance for doubtful accounts was $6,593 and $3,504, respectively. Bad debt expense for the years ended December 31, 2020 and 2019 totaled $19,717 and $8,092, respectively, and is recorded in General and administrative expenses.

AMResorts also holds a series of loans receivable with hotel management companies, with repayment terms ranging from 3-5 years, and interest rates ranging from 0-5%. These balances are recorded in other long-term assets on the Consolidated Balance Sheets, and are reflected in Note 5 – Balance Sheet Detail. The bad debt expense for the year ended December 31, 2020 includes a provision for loans receivable considered to be uncollectible totaling $12,877.

Property and Equipment, Net

Property and equipment is stated at cost less accumulated depreciation. The costs of maintenance and repairs of property and equipment are expensed as incurred. The Group capitalizes costs associated with internal use computer software in accordance with ASC 350-40, “Internal-Use Computer Software” and includes these costs in Property and equipment, net. The Group capitalizes certain costs associated with internally developed software, such as payroll costs of employees devoting time to the projects during the application development stage and external direct costs for materials and services incurred in developing or obtaining the software. Costs associated with internally developed software to be used internally are expensed until the point the

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

project has reached the application development stage. Subsequent additions, modifications or upgrades to internal-use software are capitalized only to the extent that they allow the software to perform a task it previously did not perform. Software maintenance and training costs are expensed in the period in which they are incurred. The capitalization of software requires judgment in determining when a project has reached the development stage.

Depreciation of property and equipment is computed using the straight-line method and is expensed based upon the estimated useful lives of the assets, ranging from three to fifteen years.

Impairment Reviews for Long-Lived Assets

The Group periodically reviews carrying values and useful lives of long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. Factors that could indicate an impairment include significant underperformance of the asset as compared to historical or projected future operating results or significant negative industry or economic trends.

When the Group determines that the carrying value of an asset group may not be recoverable, the related estimated future undiscounted cash flows expected to result from the use and eventual disposition of the asset group are compared to the carrying value of the asset group. The asset group is the lowest level of identifiable cash flows, which is at the individual brand level for the Vacations reporting unit and at the reporting unit level for AMResorts and UVC. If the sum of the estimated future undiscounted cash flows is less than the carrying amount of the asset group, then an impairment test is required and an impairment charge is recorded if the carrying value of the asset group is less than its fair value. During 2020, Management identified impairment indicators for its long-lived assets as of June 30, 2020 due to the impact of COVID-19 on the Company’s business and determined that an impairment test was required for certain of the asset groups (i.e. the brands) within the Vacations reporting unit. The Group estimated the fair value of the asset groups primarily using an income approach which was based on the discounted expected future cash flows for each brand. The discount rate was based on the estimated weighted average cost of capital for each brand and ranged from 17-18%. The inputs used to measure these assets at fair value as of June 30, 2020 represent Level 3 inputs in the fair value hierarchy.

As a result of the impairment tests performed, the Group recognized impairment losses for the following long-lived assets as of June 30, 2020:

(1) $38,091 related to customer relationship intangible assets for the Southwest, Funjet, United Vacations and Apple Vacations brands;

(2) $5,835 related to property and equipment for the Funjet and Apple Vacations brands;

(3) $20,883 related to capitalized software and developed technology for Trisept.

No impairment was recorded to long-lived assets for the year ended December 31, 2019. Long-lived asset impairment was recorded in Impairment of intangible and long-lived assets in the Statements of Comprehensive Loss.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

Goodwill and Indefinite-Lived Intangibles

The Group tests for the impairment of goodwill and indefinite-lived intangible assets annually on the first day of the fourth quarter, or more frequently when negative conditions or triggering events occur, in accordance with the provisions of FASB ASC Topic 350, “Intangibles-Goodwill and Other” and ASU 2017-04, “Intangibles – Goodwill and Other (Topic 350) – Simplifying the Test for Goodwill Impairment.”

In order to test for goodwill and indefinite-lived intangible asset impairment, the Group may first assess certain qualitative factors (hereinafter referred to as “step zero”), and if it is determined based on this assessment that is it more likely than not that the fair value of a reporting unit or asset is less than its carrying amount, the Group must perform a quantitative analysis to determine whether impairment exists. If the Group determines through the quantitative analysis that the carrying amount of a reporting unit or asset exceeds its fair value, an impairment loss shall be recognized in an amount equal to that excess, limited to the total amount of goodwill allocated to that reporting unit or the total carrying value of the indefinite-lived intangible.

When performing the quantitative analysis for goodwill impairment, the Group generally bases the measurement of fair value of reporting units on a blended analysis of the present value of future discounted cash flows and market valuation approach. The discounted cash flows model indicates the fair value of the reporting units based on the present value of the cash flows that the Group expects the reporting units to generate in the future. Significant estimates in the discounted cash flows model include the weighted average cost of capital, long-term rate of growth and profitability of the Group’s business and working capital effects. The market valuation approach indicates the fair value of the business based on a comparison of the Group to comparable publicly traded firms in similar lines of business. The Group’s significant estimates in the market approach model include identifying similar companies with comparable business factors such as size, growth, profitability, risk and return on investment and assessing comparable revenue and operating income multiples in estimating the fair value of the reporting units.

The Group believes the weighted use of discounted cash flows and market approach is the best method for determining the fair value of its reporting units because these are the most common valuation methodologies used within the travel and internet industries, and the blended use of both models compensates for the inherent risks associated with either model if used on a stand-alone basis.

During 2020 and 2019, the Group determined it was more likely than not that the fair values of certain of its reporting units and indefinite-lived intangible assets were less than their carrying amounts, which required that the Group perform quantitative impairment analyses in both years. This was primarily due to the Group experiencing lower than forecasted results of operations in both years. In 2020, the Group experienced negative impacts on the business due to COVID-19 which resulted in declines in revenues from travel products and services across all reporting units and uncertainty in the rate and timing of the Group’s recovery. As a result, the Group concluded that indicators of impairment existed as of June 30, 2020, and performed goodwill impairment tests for all of its reporting units at that date. The Group recognized impairment losses for the goodwill in the Vacations and AMResorts reporting units of $234,637 and $40,315, respectively. The Group also evaluated goodwill for impairment on its annual impairment testing date of October 1st using the qualitative assessment and concluded that it was not more likely than not that the carrying value of any of the reporting units was below fair value. As of December 31, 2020, the carrying value of goodwill assigned to UVC, which as a reporting unit had a negative carrying value, was $276,098.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

As of June 30, 2020, management reviewed the indefinite lives of its trade names and concluded that finite lives ranging from 5 to 10 years were more appropriate, based on current market conditions and management’s revised expectations regarding the longevity of these assets. The Group performed impairment tests of its trade names as of June 30, 2020 and recognized impairment losses for the Vacations, AMResorts, and UVC trade names of $89,599, $25,994, and $31,601, respectively. After recording the impairment, the remaining value of the tradenames are considered part of the finite-lived asset group and have been amortized from July 1 through December 31, 2020.

During 2019, the Group experienced a decline in market conditions in the Mexico and Dominican Republic, which resulted in the Group recording goodwill impairment losses in the Vacations reporting unit of $170,076 and an impairment loss on the Mark Travel trade name of $16,800.

All impairment losses are recorded in Impairment of intangible and long-lived assets in the Statements of Comprehensive Loss. See Note 6, Goodwill and Intangible Assets. Adverse conditions in the economy, changes in credit markets, the cyclical nature of the Group’s business, the high level of competition within the Group’s industry and the concentration of the Group’s revenues in certain geographic regions may have adverse impacts on the Group. These factors may affect individual reporting units disproportionately, relative to the Group as a whole. Therefore, actual results may differ from projections for the Group’s reporting units, which may impact fair values of the reporting units and result in an additional impairment of goodwill or intangible assets in the future.

Geographical Risk

A majority of the Group’s customers travel to Mexico, the Caribbean, and Spain. In addition, the majority of the resort properties where the Group provides resort management services are located in Mexico, the Caribbean, and Spain. This concentration potentially exposes the Group to political, economic, health and weather-related risks of these regions, among others.

Share Based Compensation

The Group follows the provisions of FASB ASC Topic 718, “Compensation—Stock Compensation,” to account for share-based payment transactions in which the Group receives employee services in exchange for equity instruments of the Group’s parent company. ASC 718 requires that an entity measure the cost of equity-based service awards based on the grant-date fair value of the award and recognize the cost of such awards over the period during which the employee is required to provide service in exchange for the award (the vesting period). The Group recognizes stock-based compensation expense using the straight-line recognition method when it is probable that the performance condition will be achieved.

Commitments and Contingencies

The Group is subject to claims and other legal actions in the ordinary course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Group’s financial condition or results of operations.

Income Taxes

The Group determines the deferred tax asset or liability for each temporary difference separately for each tax-paying component in each jurisdiction, based on the enacted tax rates expected to be in effect when the Group realizes the underlying items of income and expense within each jurisdiction. Deferred tax assets and liabilities reflect the Group’s estimation of the future tax

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

consequences of temporary differences between the carrying amounts of assets and liabilities for book and tax purposes. The Group determines deferred income taxes based on the differences in accounting methods and timing between financial statement and income tax reporting. Accordingly, the Group determines the deferred tax asset or liability for each temporary difference based on the enacted tax rates expected to be in effect when the Group realizes the underlying items of income and expense. The Group considers many factors when assessing the likelihood of future realization of its deferred tax assets, including its recent earnings experience by jurisdiction, expectations of future taxable income and the carryforward periods available to the Group for tax reporting purposes, as well as other relevant factors. The Group establishes a valuation allowance to reduce deferred tax assets to the amount it believes is more likely than not to be realized.

The Group accounts for uncertain tax positions based on a two-step process of evaluating recognition and measurement criteria. The first step assesses whether the tax position is more likely than not to be sustained upon examination by the tax authority, including resolution of any appeals or litigation, based on the technical merits of the position. If the tax position meets the more likely than not criteria, the portion of the tax benefit greater than 50% likely to be realized upon settlement with the tax authority is recognized in the financial statements. The Group recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying Consolidated Statement of Comprehensive Loss. Accrued interest and penalties are included within the related tax liability line in the Consolidated Balance Sheets.

The Group presents taxes that it collects from customers and remits to government authorities on a net basis in its Consolidated Statements of Comprehensive Loss.

4.	UVC Deferred Costs and Deferred Revenue

The table below shows a rollforward of UVC deferred revenue and UVC deferred costs.

	Deferred Revenue	Deferred Costs
Balance at December 31, 2018	$401,707	$97,492

Net additions from new contracts and upgrades	307,055	94,529
Amortization, cancellations and free night usage	(139,831)	(26,416)

Balance at December 31, 2019	568,931	165,605

Net additions from new contracts and upgrades	206,841	59,086
Amortization, cancellations and free night usage	(109,661)	(32,470)

Balance at December 31, 2020	666,111	192,221

Deferred revenue balances shown above include deferrals for free nights available but not yet used, remaining unearned balances for value ascribed to exchange memberships, and unearned revenue for providing members access to discounted vacation packages. Future installment payments by UVC members on the financed portion of their membership contracts are recorded to deferred revenue when the Group receives the cash. Related direct costs incurred for the origination of the contract, such as commissions, are recorded to deferred costs at contract inception and amortized over the expected customer life.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

5.	Balance Sheet Detail

Details of Prepaid expenses and other current assets at December 31 are as follows:

	2020	2019
Prepaid travel expenses	$71,555	$45,491
Other prepaid expenses	25,386	40,239
Deposits and other assets, current	26,314	24,475

Total Prepaid expenses and other current assets	$123,255	$110,205

Details of Other long-term assets at December 31 are as follows:

	2020	2019
Loans receivable, net of current portion	$10,136	$21,165
Deposits and other assets, long-term	51,040	38,820

Total other long-term assets	$61,176	$59,985

Details of Accounts payable and accrued expenses at December 31 are as follows:

	2020	2019
Travel accounts payable and accrued expenses	$301,702	$194,527
Other accounts payable	56,469	80,054
Accrued payroll and related	18,026	30,168
Other accrued expenses	67,426	65,886

Total Accounts payable and accrued expenses	$443,623	$370,635

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

6.	Goodwill and Intangible Assets

Goodwill and intangible assets, indefinite-lived and finite-lived, were significantly impacted by the impairment that occurred in 2020. See Note 3, Summary of Significant Accounting Policies for further information. The table below shows a rollforward of indefinite-lived intangible assets:

	Beginning Net Carrying Amount	Acquired Intangible Assets	Impairment Losses	Reclassification to Finite-lived	Impact of Foreign Exchange	Ending Net Carrying Amount
2020

Indefinite-lived intangible assets
Trade name and trademarks	$281,663	$—	$(147,194)	$(134,469)	$—	$—
Goodwill	899,509	—	(274,952)	—	949	625,506

	$1,181,172	$—	$(422,146)	$(134,469)	$949	$625,506

2019

Indefinite-lived intangible assets
Trade name and trademarks	$296,972	$1,425	$(16,800)	$—	$66	$281,663
Goodwill	1,063,083	7,195	(170,076)	—	(693)	899,509

	$1,360,055	$8,620	$(186,876)	$—	$(627)	$1,181,172

The balances of finite-lived intangible assets as of December 31 were as follows:

	Gross Carrying Amount	Accumulated Amortization	Impact of Foreign Exchange	Net Carrying Amount
2020

Finite-lived intangible assets
Trade name and trademarks	$134,469	$(9,096)	$(30)	$125,343
Customer relationships	415,732	(159,244)	491	256,979
UVC member relationships	102,982	(96,546)	—	6,436

	$653,183	$(264,886)	$461	$388,758

2019

Finite-lived intangible assets
Customer relationships	$453,823	$(116,593)	$(203)	$337,027
UVC member relationships	102,982	(70,800)	—	32,182

	$556,805	$(187,393)	$(203)	$369,209

Please see Note 3, Summary of Significant Accounting Policies, for a discussion of the impairments to customer relationships, trade names and trademarks, and goodwill in 2020 and 2019. On an accumulated basis, the group has impaired $38,091 of Customer relationships, $172,763 of Trade names and trademarks, and $543,461 of Goodwill through December 31, 2020.

The estimated useful life of acquired customer relationships ranges from 4 to 12 years, with a weighted average remaining useful life of 8.2 years at December 31, 2020. In 2020, the Group concluded that its trade names are finite-lived intangible assets, to be amortized over lives ranging from 5 to 10 years. The trade names have a weighted average remaining useful life of 7.8 years at December 31, 2020. Amortization expense for finite-lived intangible assets for the years ended

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

December 31, 2020 and 2019 was $81,593 and $71,041, respectively. Estimated amortization expense for the next five years is as follows:

Years ended December 31,
2021	$57,894
2022	49,199
2023	49,199
2024	49,199
2025	44,406

7.	Property and Equipment, net

Property and equipment for the Group consists of the following at December 31:

	2020	2019	Useful Life
Computer hardware, software and office equipment	$33,929	$77,183	3-5 years
Furniture and fixtures	95	1,619	5-15 years
Buildings and leasehold improvements	5,765	9,884	15 years
Vehicles	1,386	1,496	5 years
Internal use software in progress	172	7,431

	41,347	97,613
Less: Accumulated depreciation	(15,239)	(35,366)

Property and equipment, net	$26,108	$62,247

Depreciation for the years ended December 31, 2020 and 2019 totaled $10,295 and $18,094, respectively. The Group recognized impairment losses for certain property and equipment and capitalized software during 2020 – see Note 3.

8.	Leases

The Group leases office space, office equipment, and vehicles under various noncancelable operating lease agreements with third parties. Our operating leases may require minimum rent payments, contingent rent payments based on a percentage of revenue or income or rental payments adjusted periodically for inflation or rent payments equal to the greater of a minimum rent or contingent rent. Our leases do not contain any residual value guarantees or material restrictive covenants. Total rent for the years ended December 31, 2020 and 2019 was $18,172 and $28,924, respectively, including variable rent of $366 and $3,907, respectively, related to Alua. These amounts are included in General and administrative expenses on the Consolidated Statements of Comprehensive Loss.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

Future minimum payments required under existing operating leases with initial or remaining terms of one year or more are as follows:

Years ended December 31,
2021	2,680
2022	2,098
2023	1,302
2024	696
2025	696
Thereafter	116

9.	Defined Contribution Plan

The Group contributes to various defined contribution plans on behalf of its employees. The Group’s expense related to this contribution for the years ended December 31, 2020 and 2019 was $3,412 and $4,489.

As required by local law in Mexico, the Group pays post-employment benefits to employees based on the seniority of the employee and the nature and timing of their departure. The Group does not have plan assets set aside for these post-employment benefit payments. The net periodic cost for these plans is determined using several actuarial assumptions, the most significant of which are the discount rate, which ranged from 5% to 7.5% for the year ended December 31, 2020, and projected pay increase rate, which ranged from 4.25% to 4.5% for the year ended December 31, 2020. Service costs are recorded in payroll and payroll-related, non-service costs are recorded in other income (expense), and actuarial gains and losses are recorded in equity as accumulated other comprehensive income (loss) in the Consolidated Statements of Comprehensive Loss. Service costs and non-service costs were $977 and $3,998, respectively, for the year ended December 31, 2020. As of December 31, 2020, the accrued post-employment plan liability recorded in the Consolidated Balance Sheets was $7,337, of which the current portion of $1,098 is classified within Accounts payable and accrued expenses, and the long-term portion is classified within Other long-term liabilities.

10.	Related-Party Transactions

The Group is required to pay management fees to affiliate entities owned by its majority equity owners. Based on the management fee agreement, which renews annually and is terminable without penalty by consent of the parties, management fees are paid quarterly and are variable based on the Group’s financial performance. Management fees for the years ended December 31, 2020 and 2019 totaled $409 and $3,222, respectively, and are recorded as General and administrative expenses. The accounts payable balances related to these costs as of December 31, 2020 and 2019 were $409 and $417, respectively, and are recorded as Accounts payable and accrued expenses. The group also paid consulting fees to an affiliate of its majority equity owners during the year ended December 31, 2020 in the amount of $2,839, of which $2,609 was recorded as Accounts payable and accrued expenses. Affiliate entities owned by its majority equity owners also issued $200,000 in debt during 2020. Ending debt balances to related parties as of December 31, 2020 is $214,324, including $14,324 as interest payable in kind. Interest expense on the related party debt was $14,324 for the year ended December 31, 2020.

During 2020 and 2019, the Group used a related party to provide business air travel services. The expense related to services provided for the years ended December 31, 2020 and 2019 totaled

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

$348 and $985, respectively, and are recorded as General and administrative expenses. The accounts payable balances related to these costs as of December 31, 2020 and 2019 were $0 and $100, respectively, and are recorded as Accounts payable and accrued expenses. During 2020 and 2019, the group used a related party to provide on-line marketing services. The expense related to services provided for the years ended December 31, 2020 and 2019 totaled $348 and $165, respectively, and are recorded as General and administrative expenses.

During 2020 and 2019, the Group Vacation companies incurred costs related to an excursion company partially owned by related parties. The expense related to services provided totaled 2,139 and $7,434 for the year ended December 31, 2020 and 2019, respectively, recorded as cost of sales. The accounts payable balance related to these costs was $0 and $225 as of December 31, 2020 and 2019, respectively, which is recorded as Accounts payable and accrued expenses.

The Group leased office facilities from related companies under various noncancelable lease agreements that terminate on December 31, 2020. The related rent expense for the years ended December 31, 2020 and 2019 was $4,100 and 5,080, respectively, and are recorded as General and administrative expenses. There were no rent payable balances related to these costs as of December 31, 2020 and 2019.

The Group’s Vacation companies incur costs related to hotel stays at resorts partially owned by related parties. Additionally, Amstar leases customer service and excursion sale facilities from these resorts, and also pays the resorts commissions for excursion sales charged to guests’ rooms. UVC also leases sales and service facilities from these resorts and pays commissions to the resorts where membership sales occur. In addition, UVC purchases resort services and room nights, to give away to prospective club members as free nights, from these resorts. The total costs for these activities for the years ended December 31, 2020 and 2019 were $24,815 and $47,348, respectively, and are recorded as General and administrative expenses. The accounts payable balance the Group owed to these resorts for these activities at December 31, 2020 and 2019 was $3,971 and $4,811, respectively, and is recorded as Accounts payable and accrued expenses.

AMResorts received management and incentive fees from resorts partially owned by related parties for the years ended December 31, 2020 and 2019 totaling $10,137 and $25,155, respectively, and are recorded as Sales/revenue. AMResorts’ accounts receivable from resorts partially owned by related parties for management and incentive fees at December 31, 2020 and 2019, totaled $4,117 and $3,973, respectively, and is recorded as Accounts receivable, net.

The Group incurs certain other costs in connection with related party transactions, none of which are material individually or in the aggregate.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

11.	Long-Term Debt

The Group had the following debt obligations at December 31:

	Outstanding Balance
	2020	2019
First Lien Term Loan Facility	$923,875	$933,375
2020 Note Facility	250,000	—
PIK Interest on 2020 Note Facility	22,376	—
Revolving Line of Credit	175,000	—
Bank Term Debt (held by non-Guarantor subsidiary)	7,444	—
Less: Unamortized debt discount	(16,406)	(21,455)

Total debt, net of unamortized debt discount	1,362,289	911,920

Less: Unamortized deferred financing costs	(16,984)	(17,450)
Less: Current portion of First Lien Term Loan Facility	(9,500)	(9,500)
Less: Current portion of Bank Term Debt (held by non-Guarantor subsidiary)	(1,340)	—

Long-term portion	$1,334,465	$884,970

The following table reflects the scheduled annual maturities of the Group’s debt obligations as of December 31, 2020:

Years ended December 31,	Amount Due
2021	10,840
2022	11,244
2023	186,244
2024	897,119
2025	273,248

First Lien Credit Agreement

The Group’s First Lien Credit Agreement includes a First Lien Term Loan Facility in the aggregate initial principal amount of $950,000 and a Revolving Facility in the aggregate principal amount of up to $175,000. The First Lien Term Loan Facility has a maturity date of March 31, 2024 and the Revolving Facility has a maturity date of December 31, 2023.

In addition to the payments pursuant to scheduled maturities of the First Lien Term Loan Facility, principal payments can be made at any time without prepayment or penalty. The Group is required to make mandatory prepayments in an amount equal to 50% of excess cash flow, if and to the extent that excess cash flow for the fiscal year exceeds $10,000, with step-downs subject to the achievement of certain leverage ratios. There is no mandatory prepayment expected to be made during 2021 for the year ended December 31, 2020 based on the calculation set forth in the agreement governing the First Lien Term Loan Facility, nor was there one made during 2020 for the year ended December 31, 2019.

The First Lien Credit Agreement contains affirmative and negative covenants, including financial covenants of a Consolidated First Lien Secured Debt to Consolidated EBITDA Ratio covenant. In conjunction with the issuance of the 2020 Note Facility (see below), the covenants for the Revolving Facility were revised to suspend the Consolidated First Lien Secured Debt to

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

Consolidated EBITDA Ratio covenant until the maturity of the Revolving Credit Line. Instead, it requires minimum liquidity of $25,000 at the end of each month through to December 2023. If (i) liquidity falls below $40,000; or (ii) is forecasted in the next 3 months to fall under $25,000, the First Lien Credit Agreement covenants require the shareholders to commit up to an additional $65,000 in cash under the same terms as the 2020 Note Facility to stay above the $40,000 liquidity threshold until the $65,000 is exhausted.

Dividends or other distributions and payments (whether in cash, securities or other property) with respect to any equity interest of the borrowers are limited subject to certain exceptions set forth in the First Lien Credit Agreement, as applicable.

2020 Note Facility

On August 10, 2020, in connection with management’s plan to ensure sufficient operating cash given the impact of due to COVID-19, the Group issued a new $200,000 note, which was acquired by its existing shareholders (See Note 10, Related Party Transactions). On September 9, 2020, the Group issued an additional $50,000 of notes under the 2020 Note Facility to unrelated third parties. The new debt total of $250,000 is referred to as the “2020 Note Facility”. The 2020 Note Facility matures in 2025.

The interest rates under the facilities are as follows:

First Lien Credit Agreement

At the option of the Group, initially, the London Interbank Offered Rate (LIBOR) plus 4.00% or Alternate Base Rate (ABR) plus 3.00%.

The applicable LIBOR margins shall be subject (i) to a step-down to 3.75% based upon achievement of a First Lien Leverage Ratio of 3.75:1.0 and (ii) to a step-down to 3.50% based upon achievement of a First Lien Leverage Ratio of 3.25:1.0. The applicable ABR margins shall be subject (i) to a step-down to 2.75% based upon achievement of a First Lien Leverage Ratio of 3.75:1.0 and (ii) to a step-down to 2.50% based upon achievement of a First Lien Leverage Ratio of 3.25:1.0. Accrued interest balances incurred on the First Lien Credit Agreement were included within Accounts payable and other accrued expenses on the Consolidated Balance Sheets as of December 31, 2020 and December 31, 2019 in the amounts of $8,377 and $9,317, respectively.

The Borrowers must also pay each revolving credit lender a facility fee from August 10, 2020 to the termination of the revolving facility based on aggregate commitments, which may be paid as a cash facility fee at a rate of 6.00% per annum, or a PIK facility fee at a rate of 7.50% per annum.

2020 Note Facility

The interest rate on the 2020 Notes is 18%, payable in kind (“PIK”), without an election to pay in cash, and therefore interest is accrued at the stated 18% rate and accumulates as additional principal owed at maturity.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

Bank Term Debt held by non-Guarantor subsidiary

In 2020, a subsidiary (which is not a Guarantor of the First Lien Term Loan Facility) issued a series of bank term loan facilities to ensure sufficient cash for operations during COVID-19. The outstanding balances of these loans totaled $7,444 (restated Euro denominated loan balances) as of December 31, 2020. The loans are payable over terms of 3-5 years, and bear interest rates of LIBOR plus 1.5%-3%.

Due to the variable nature of the interest rates for the First Lien Term Loan Facility, and recent issuance of the 2020 Note and Revolving Line and consistent risk rating and external factors from the issuance period to periods ended December 31, 2020 and 2019, respectively, the fair value of the debt approximates the carrying value disclosed above.

12.	Equity Based Compensation

Equity based compensation is utilized by management as an incentive to employees, tying performance-based compensation to operating results over specified periods of time. Equity awards are granted subject to approval by the Board of Directors. Profit Interest Unit awards (“PIUs”) contain various vesting conditions. The time vesting condition stipulates that the awards vest 20% per year on each of the first five anniversaries of the grant date. Such awards fully satisfy the time vesting condition upon a change in control of the Group. The ultimate vesting of the PIUs only occurs upon a change in ownership or business acquisition (performance condition) in which the controlling shareholders of the Group receive a minimum rate of return on their initial investment (market condition). Upon a termination by the Group other than for cause or poor performance, or termination due to disability, death or for a good reason, a number of PIUs proportional to the service provided will be deemed to have satisfied the time-vesting condition and shall remain outstanding and eligible to satisfy the performance and market vesting conditions. Awards are forfeited if termination is for cause, performance, or by the employee without good reason within five years of the closing date.

On December 18, 2020, the Group issued a new category (“Class B’) of PIUs. The Class B units are subject to the same vesting conditions as the previously issued units (hereinafter referred to as “Class A”), except that the Class B PIUs are not subject to the same market condition (minimum rate of return) for vesting as the Class A PIUs. The Group’s parent company had previously amended the Profits Interest Plan on October 30, 2019 to provide for an additional form of award under a new plan, the 2019 Equity Appreciation Unit Plan (“EAU’s”). The EAUs are subject to similar terms and conditions as the PIUs and the fair value of the awards are not material. The authorized limit covering both Class A PIUs and EAUs was 7,203,265 (unchanged during 2020), and the authorized limit covering Class B PIUs is 10,000,000 as of December 31, 2020.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

The table below shows units by category, which were issued, forfeited, and outstanding for the years ended December 31, 2020 and 2019:

(Units issued in actual amounts below)
	Class A PIUs	EAUs	Class B PIUs
Outstanding at December 31, 2018	5,928,246	—	—

Issued in 2019	2,177,892	122,704	—
Forfeited/Repurchased in 2019	(1,299,659)	—	—

Outstanding at December 31, 2019	6,806,479	122,704	—

Issued in 2020	317,500	—	7,300,000
Forfeited/Repurchased in 2020	(965,031)	(38,345)	—

Outstanding at December 31, 2020	6,158,948	84,359	7,300,000

The Group estimates the likelihood of achieving the performance conditions and does not recognize the cost of share-based compensation for PIU awards with performance conditions if it concludes that it is not probable that the performance condition will be achieved. Awards that vest on the consummation of a change in ownership or business acquisition are recognized when the ownership change or acquisition is considered probable. The Group has determined that as of December 31, 2020 and 2019, it is not probable that the performance conditions will be achieved, and as such, has not recognized any cost for share-based compensation for any of the PIU or EAU awards. The fair value of the PIU and EAU awards issued to employees are remeasured on each balance sheet date. As of December 31, 2020, there was total unrecognized share-based compensation expense related to Class A and Class B PIUs of approximately $677 and $1,971, respectively, based on respective fair values as of the end of the period of $0.11 and $0.27 per PIU class, respectively. Such expense will begin to be recognized only when it becomes probable the performance conditions will be achieved.

Since the Group’s parent company is not publicly traded, the fair value of PIUs was determined by first determining an enterprise value of its parent company. The value was discounted by 50% for lack of marketability to arrive at the fair market value of the PIUs, which was derived using a risk-neutral simulation method. Since the Group’s parent company is not publicly traded, the assumptions included in the risk-neutral simulation method were based on the terms of the PIUs, along with inputs including the risk-free rate (2.5%), expected volatility (95.0%) and expected term (four to six years from date of grant). The annual risk-free rate for periods within the contractual life of the equity awards was based on the U.S. Treasury yield curve in effect at the time of grant. Expected volatilities were based on implied volatilities from market comparisons of certain comparable publicly traded companies and other factors.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

13.	Income Tax

The following table summarizes ALG’s U.S. and foreign loss before income taxes:

	Year Ended December 31, 2020	Year Ended December 31, 2019
U.S.	(548,503)	(180,593)
Non-U.S.	(279,826)	(182,431)

Total	$(828,329)	$(363,024)

The income tax (benefit) expense shown in the accompanying Consolidated Statements of Comprehensive Loss consists of the following:

	Year Ended December 31, 2020	Year Ended December 31, 2019
Current
United States
Federal	$(4)	$(1,236)
State	115	422
Non-U.S.	11,911	19,246

Current income tax expense	12,022	18,432

Deferred
United States
Federal	(15,847)	(3,428)
State	(3,148)	873
Non-U.S.	(14,549)	112

Deferred income tax (benefit) expense	(33,544)	(2,443)

Total income tax expense	$(21,522)	$15,989

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

As of December 31, 2020, and 2019, the significant components of the Group’s deferred tax assets and deferred tax liabilities were as follows:

	Year Ended December 31, 2020	Year Ended December 31, 2019
Deferred Tax Assets

Allowance for Bad Debt	1,920	1,432
Accrued Expenses	19,065	22,215
Net Operating Loss Carryforward	124,803	73,556
Interest Carryforward	34,743	20,630
Deferred Revenue	37,188	35,927
Other Assets	2,924	2,180

Gross Deferred Tax Assets	220,643	155,940

Less VA:	(181,264)	(100,264)

Net Deferred Tax Assets	39,379	55,676

Deferred Tax Liabilities

Depreciation	(5,128)	(9,248)
Outside Basis Differences	(6,109)	(6,272)
Intangible Assets	(52,561)	(97,592)
Other Liabilities	(12,164)	(12,401)

Gross Deferred Liabilities	(75,962)	(125,513)

Total Net Deferred Tax Liabilities	(36,583)	(69,837)

As of December 31, 2020, the Group had gross operating loss carryforwards of approximately $807,319 consisting of approximately $324,668 for U.S. federal income tax purposes, $270,231 for U.S. State income tax purposes and $213,420 for foreign income tax purposes. These tax loss carryforwards generally expire through 2041, with federal tax losses generated in 2018 and onward having an unlimited life, and utilization is limited in certain jurisdictions. Certain tax attributes are subject to an annual limitation as a result of previous ownership changes which constitute a change of ownership as defined under Internal Revenue Code Section 382.

As of December 31, 2020 and 2019, the Group has a valuation allowance of $181,264 and $100,264, respectively, related to certain tax attribute carryforwards for which it is more likely than not the tax benefits will not be realized. The valuation allowance increased by $81,000 from the amount recorded as of December 31, 2019 primarily due to the additional net operating losses that were generated in the current year.

“Apple Leisure Group” Casablanca Global Intermediate Holdings, L.P. and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2020 and 2019

A reconciliation of the U.S. federal statutory income tax rate to the Group’s effective income tax rate is as follows:

	Year Ended December 31, 2020	Year Ended December 31, 2019
U.S. statutory tax rate	21.00%	21.00%
U.S. state income tax rate, net of federal	0.29%	-0.28%
Effect of Foreign Operations	-1.57%	-2.08%
Valuation allowance	-8.70%	-6.94%
Uncertain tax positions	-1.01%	-2.16%
Effect of Tax Law Change	0.00%	-0.83%
Non-Deductible Goodwill	-6.85%	-9.92%
Other	-0.57%	-3.19%

Effective Income Tax Rate	2.59%	-4.40%

A reconciliation of the beginning and ending amount of gross unrecognized tax benefits is as follows:

	2020	2019
Balance, beginning of year	$86,498	$78,605
Increases to tax positions related to the current year	$—	$—
Increases to tax positions related to prior years	$(222)	$1,920
Decreases to tax positions related to prior years	$—	$—
Reductions due to lapsed statute of limitations	$(3,362)	$(2,810)
Settlements during current year	$—	$—
Interest and penalties	$10,453	$8,783

Balance, end of year	$93,367	$86,498

The Group recognizes interest and penalties related to unrecognized tax benefits within the income tax expense line in the accompanying Consolidated Statement of Comprehensive Loss. As of December 31, 2020 and 2019, the Group had $93,367 and $86,498, respectively, of gross unrecognized tax benefits recorded as Other long-term liabilities on the Consolidated Balance Sheets, all of which, if recognized, would affect the effective tax rate. The accrued penalties and interest that are included in the year-end uncertain tax position reserves noted above as of December 31, 2020 and 2019 are $49,356 and $38,903, respectively.

The Group is subject to taxation in the United States and various states and foreign jurisdictions. As of December 31, 2020, the Group’s tax years beginning with 2016 are still subject to examination by the tax authorities.

14.	Subsequent Events

The Group evaluated its December 31, 2020 consolidated financial statements for subsequent events through March 31, 2021, the date the consolidated financial statements were issued. There were no identified subsequent events requiring recognition or disclosure in the financial statements.